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                           JOINT FILING AGREEMENT

THIS AGREEMENT dated the 29th day of November, 2000.

WHEREAS:

A. MFC Merchant Bank S.A. ("Merchant Bank") is a wholly-owned subsidiary of MFC Bancorp Ltd. ("MFC");

B. Merchant Bank is the beneficial owner of 202,663 shares of common stock of Euro Trade & Forfaiting, Inc. ("Euro Trade");

C. Pursuant to a securities pledge agreement dated for reference January 31, 2000, Merchant Bank acquired the right to exercise voting power over 11,000,000 shares of common stock of Euro Trade and has subsequently determined to exercise such right;

D. MFC has acquired sole voting and dispositive power over 420,000 shares of common stock of Euro Trade and 420,000 common share purchase warrants each exercisable for one further share of common stock of Euro Trade; and

E. Each of MFC and Merchant Bank (each a "Filer" and collectively, the "Filers") is responsible for filing a Schedule 13D/A (the "Schedule 13D/A") relating to the acquisition or disposition of the shares of common stock of Euro Trade pursuant to U.S. securities laws.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D/A which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D/A, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the
Schedule 13D/A as to the other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D/A contains the required information with regard to each Filer and indicates that it is filed on behalf of the Filers; and

4. Each Filer agrees that the Schedule 13D/A to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing
Agreement.


MFC MERCHANT BANK S.A.                   MFC BANCORP LTD.

By: /s/ Claudio Morandi                  By: /s/ Michael J. Smith
    --------------------------               --------------------------
    Claudio Morandi, President               Michael J. Smith, Director


By: /s/ Peter Hediger
    -----------------------------
    Peter Hediger, Vice President